Exhibit 99.1

Ellington Financial LLC Reports First Quarter 2016 Results
OLD GREENWICH, Connecticut—May 5, 2016
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended March 31, 2016.
Highlights

•
Net increase (decrease) in shareholders' equity resulting from operations ("net income (loss)") for the first quarter was $(23.2) million, or $(0.69) per basic and diluted share, as compared to net income of $1.8 million, or $0.05 per basic and diluted share, for the quarter ended December 31, 2015.

•
Book value per share as of March 31, 2016 was $20.63 on a diluted basis, after payment of a quarterly dividend in the first quarter of $0.50 per share, as compared to book value per share of $21.80 on a diluted basis as of December 31, 2015.

•	Our Credit strategy generated a gross loss of $(17.9) million for the quarter ended March 31, 2016.

•	Our Agency strategy generated a gross loss of $(0.2) million for the quarter ended March 31, 2016.

•	Since the end of last quarter through May 2, 2016, we repurchased approximately 300,000 shares at an average price per share of $17.30 for a total cost of approximately $5.2 million.

•
Our Board of Directors declared a dividend of $0.50 per share for the first quarter of 2016, equating to an annualized dividend yield of 11.8% based on the May 4, 2016 closing price of $16.99; dividends are paid quarterly in arrears.

First Quarter 2016 Results
"For the first quarter of 2016, EFC had a net loss of $(23.2) million or $(0.69) per share, including the full impact of mark-to-market adjustments," said Laurence Penn, Chief Executive Officer and President. "The loss was primarily the result of a significant decoupling in the latter half of the quarter between our assets and our credit hedges, which were—and continue to be—concentrated in short positions in various high-yield corporate bond indices. For some time now, we have been consistently expressing our view that the structured credit markets represent superior value relative to many corporate credit markets—particularly the high yield corporate credit markets. More recently, we have also been disclosing the adoption of a more defensive position, as we have been anticipating possible stresses in the financial system, particularly in the credit markets.
"Our outlook materialized in the first half of the quarter, as the U.S. stock market, the energy markets, and the corporate credit markets had their worst start to a year since 2009, at the depths of the financial crisis. During this early-quarter sell-off, our structured credit portfolio widened in sympathy with overall credit markets, but our credit hedges were effective in insulating us from the mark-to-market effects. However, this relationship failed to hold in the latter half of the quarter, when global equity and credit markets experienced a powerful reversal, with a rally that actually outpaced the first-half decline. Many of the structured credit markets did not meaningfully participate in this late-quarter rally, and as a result, over the course of the entire quarter, our structured credit portfolio widened while our high yield index hedges tightened, thus leading to our loss for the quarter.
"Despite the short-term loss, we are very pleased with our progress in executing our long-term business plans. Our proprietary loan pipelines continue to grow at an accelerating pace; as a result, in the first quarter alone our portfolio of consumer loans increased by more than 25%, and our portfolio of non-QM mortgage loans more than doubled. We continue to resolve and replace assets in our distressed small balance commercial mortgage loan portfolio at a strong pace. Loan performance in all three of these growth business lines continues to be excellent. We also continued to expand our available financing in all three of these areas, as we closed on new facilities for both non-QM mortgage loans and distressed small balance commercial mortgage loans, and we increased our existing credit lines in consumer loans.
"With yield spreads on our long portfolio having widened and those on our short portfolio having tightened, our conviction remains as strong as ever in the relative attractiveness of our overall position. We continue to believe that widening credit spreads remain a significant risk, and that the yields that we can realize on our structured credit portfolio will ultimately outpace those on our hedges. Maintaining a disciplined hedging strategy has served us well over many market cycles. We are less focused on quarter-over-quarter swings, and we believe that our hedges will reduce the volatility of our earnings over the long run.
"In light of the significant discount to book value that our shares have traded, we have continued to repurchase our shares in the open market. Including the post-quarter-end period when we were continuing to repurchase shares under our 10b5-1 plan, we repurchased $5.2 million of our shares. These repurchases were approximately $0.03 accretive to our book value."

Market Overview
Volatility was extremely high during the first quarter. In the first half of the quarter, credit-related fears stemming from depressed energy prices deepened, and caused a flight to quality that spilled over to many other sectors. The equity market sell-off in the early part of the quarter was one of the worst starts to a year on record, led by a severe sell-off in the Chinese stock market. The S&P 500 fell 9% year-to-date through January 20th, while the Shanghai Stock Exchange Composite Index plunged 25% year-to-date through January 28th. Credit spreads widened dramatically across most credit-sensitive fixed income sectors, including new issue CMBS, newer vintage CLOs, and high-yield corporate bonds, especially sectors with direct or indirect exposure to energy prices.
Towards the middle of the quarter, energy prices stabilized, and what seemed to begin as a relief rally in the equity and credit-sensitive markets turned into an outright whipsaw. Market participants became emboldened to add risk as they increasingly became convinced that, in light of the steep market declines and renewed concerns of a global economic slowdown, the Federal Reserve would significantly delay the interest rate hikes that it had previously signaled. On March 16th, the predictions of a dovish Federal Reserve reaction to the turbulent market conditions were confirmed, as Federal Reserve officials both refrained from raising rates and scaled back their predictions of interest rate hikes over the remainder of the year. The late February and March rally in most energy markets, equity markets, and credit-sensitive fixed income markets was strong, with many markets not only retracing their declines from earlier in the quarter, but ending the quarter at higher levels than where they had begun.
The turnaround during the first quarter was also significantly fueled by continued aggressive monetary easing by several foreign banks. On January 29th, the Bank of Japan lowered its rate of interest on excess reserves from 0.1% to (0.1)%. On March 10th, the European Central Bank, or "ECB," announced in a surprise move that it would lower its benchmark rate to zero, and that it would increase the pace of its monthly bond purchases in its quantitative easing program, from €60 billion a month to €80 billion a month. The ECB also announced that it would begin buying investment-grade, euro-denominated corporate bonds to help combat weak growth and deflation; this raised expectations of a liquidity squeeze and much tighter yield spreads in the European corporate bond markets.
Interest rates fell sharply in the first half of the quarter in response to the flight to quality, but only rebounded slightly for the remainder of the quarter in light of the dovish signals and actions by central banks. Over the course of the entire quarter, the 10-year U.S. Treasury yield fell 50 basis points to end at 1.77%, and the 2-year U.S. Treasury yield fell 33 basis points to end at 0.72%. The 10-year interest rate swap spread became more negative, tightening 5 basis points to end the quarter at -13 basis points. Since a significant portion of our interest rate hedging portfolio is comprised of interest rate swaps, this negatively impacted our results for the quarter. The average rate for a fixed rate 30-year conventional mortgage also decreased over the course of the first quarter, falling 30 basis points to end the quarter at 3.71%.
Credit
Our Credit strategy generated a gross loss of $(17.9) million for the first quarter, or $(0.54) per share. This strategy includes non-Agency RMBS; CMBS; performing, sub-performing, and non-performing residential and commercial mortgage loans; consumer loans; CLOs; investments in mortgage-related entities; distressed corporate debt and equity; interest rate hedges; credit hedges (including relative value trades involving credit hedging instruments); and our equities trading strategy. The first quarter loss from our Credit strategy was primarily driven by losses on our net credit hedges and other activities, net interest rate hedges, net realized and unrealized losses on investments, interest expense, and other investment related expenses, partially offset by interest income and other income. During the first quarter, we turned over approximately 14.3% of our Credit bond portfolio, as measured by sales, excluding paydowns. Active portfolio trading is a key component of our strategy, and we trade our bond portfolio not only for the generation of total return, but also to enhance the composition of our portfolio. As of March 31, 2016, our total long Credit portfolio (excluding derivatives) was essentially unchanged at $600.3 million, as compared to $600.5 million as of December 31, 2015. Over the course of the first quarter, we net sold non-Agency RMBS but increased our investments in consumer loans and non-QM residential mortgage loans. Our consumer loan strategy, our commercial mortgage strategy, our residential mortgage loan strategy, and our equities trading strategy each contributed positively to our results for the quarter, while our credit hedges (including relative value trades involving credit hedging instruments), net interest rate hedges, distressed debt and equity investments and our investments in mortgage originators served as a drag on our results. We implement our equities trading strategy generally through the use of total return swaps, and their contribution to our results is included in our summary operating results under the caption "Net credit hedges and other activities."
The non-Agency RMBS market followed a similar path to that of most other credit-sensitive fixed income sectors, in that yield spreads widened significantly in the early part of the quarter, and then abruptly reversed course and tightened significantly in the latter part of the quarter; however non-Agency RMBS yield spreads ended the quarter noticeably wider than where they had begun. Nevertheless, the non-Agency RMBS sector performed better over the course of the quarter in comparison to many other structured product sectors, such as CMBS, in large part because the fundamentals underlying non-Agency RMBS, led by a stable housing market, continue to be strong. We net sold non-Agency RMBS during the first quarter, mainly in order to redeploy the net proceeds into our other targeted Credit assets. While our non-Agency RMBS portfolio currently represents a much smaller portion of our total Credit portfolio than it ever has, it continues to be a core segment of our overall portfolio. We intend to continue to opportunistically increase and decrease the size of this portfolio as market conditions vary. As of March 31, 2016, our investments in U.S. non-Agency RMBS totaled $182.4 million as compared to $217.8 million as of December 31, 2015.
Our credit hedges are primarily in the form of credit default swaps, or "CDS," on high-yield corporate bond indices, as well as tranches and options on these indices, and we opportunistically overlay these positions with certain relative value long/short positions involving the same or similar instruments. During the early part of the first quarter, high-yield corporate credit spreads widened significantly, but during the latter half of the quarter, these spreads tightened and actually ended the quarter significantly tighter than they had been at the beginning of the quarter. This reversal was especially the case for high-yield corporate indices as compared to high-yield corporate bonds, which lagged in the fast-moving rally as market participants sought to quickly add long exposure, and thus preferred the greater liquidity and depth of the index markets. The net tightening in high-yield corporate bond index spreads over the course of the quarter led to net losses on our credit hedges. We also had net losses on our interest rate hedges, as interest rates declined over the course of the quarter. Our interest rate hedges are principally in the form of interest rate swaps and, to a lesser extent, Eurodollar and U.S. Treasury futures. We had net losses on our foreign currency hedges which offset foreign currency related transaction and translation gains from our holdings denominated in euros and British pounds. We continue to believe that the credit-sensitive sectors of the fixed income markets remain vulnerable to potential yield spread widening, and so we intend to continue to hedge credit risk in our portfolio using a variety of hedging instruments. We believe that our publicly traded partnership structure affords us valuable flexibility, especially with respect to our ability to reduce exposures nimbly through hedging both credit and interest rate risks. At the same time, we believe that any additional substantial yield spread widening will lead to attractive opportunities for us, especially given the many diverse sectors in which we are active.
The CMBS market followed a similar path to that of the non-Agency RMBS market, with the yield spread tightening in the latter part of the quarter making up much, but not all, of the yield spread widening in the early part of the quarter. Recent CMBS yield spread volatility has reduced the pace of conduit-eligible commercial mortgage loan originations, and this led to lower CMBS conduit issuance in the first quarter. Conduit new issue volume in the first quarter of 2016 was $11.4 billion, or 24% lower than the fourth quarter of 2015 and 13% lower than the first quarter of 2015. During the first quarter of 2016, our CMBS strategy, net of hedges, generated modest positive income. We had unrealized losses on our long CMBS investments as prices declined, although these losses were offset by our net realized gains on securities sold and on our CMBX hedges. Over the course of the first quarter, we sold certain assets, unwound some of our CMBX hedges, and acquired one new issue B-piece. We also rotated some of our remaining CMBX hedges into short positions in high-yield corporate credit indices. As of March 31, 2016, our CMBS bond portfolio was comprised entirely of new issue "B-pieces" that we purchased at original issuance. B-pieces are the most subordinated (and therefore the highest yielding and riskiest) CMBS tranches. By purchasing new issue B-pieces, we believe that we are often able to effectively "manufacture" our risk more efficiently than what is generally available in the secondary market, and to better target the collateral profiles and structures we prefer. As of March 31, 2016, our investment in U.S. CMBS was $27.2 million, as compared to $26.3 million as of December 31, 2015.
As of March 31, 2016 our portfolio of small balance commercial mortgage loans included 23 loans and five real estate owned, or "REO," properties with an aggregate value of $75.4 million, and as of December 31, 2015 this portfolio included 25 loans and two REO with an aggregate value of $74.8 million. The number and aggregate value of loans held, as well as the income generated by our loans, may fluctuate significantly from period to period, especially as loans are resolved or sold. Our distressed small balance commercial mortgage loan portfolio performed very well during the first quarter, as certain assets were favorably resolved and others appreciated in value as they moved closer to resolution. During the quarter, we executed a two-year financing arrangement with a large financial institution for a subset of our small balance commercial mortgage loan portfolio, and as of March 31, 2016 we had $23.2 million in borrowings outstanding under this facility. We believe that volumes in this sector will accelerate as recent market turmoil may make it more difficult for certain commercial mortgage borrowers to refinance their loans at maturity.
In sympathy with most other credit-sensitive sectors, the European MBS/ABS and CLO markets were also extremely volatile during the first quarter, with the yield spread tightening in the second half of the quarter failing to fully make up for the yield spread widening in the first half of the quarter. While the ECB's announcement that it would begin purchasing investment grade corporate bonds definitely provided support, these markets continued to be characterized by a general ongoing lack of activity and liquidity. Overall, net of hedges, including currency hedges, our European non-dollar denominated portfolio generated a modest loss for the quarter. During the quarter we acquired our third participation in a package of non-performing Spanish residential mortgage loans. We believe that the Spanish and Portuguese non-performing loan markets will continue to present attractive opportunities, and we are actively pursuing additional opportunities in these areas. As of March 31, 2016, our investments in European non-dollar denominated assets totaled $70.3 million, as compared to $72.5 million as of December 31, 2015. As of March 31, 2016 our total holdings of European non-dollar denominated assets included $41.3 million in RMBS,

$8.2 million in CMBS, $17.7 million in CLOs, $2.8 million in ABS, and $0.3 million in distressed corporate debt. As of December 31, 2015 our total holdings of European non-dollar denominated assets included $37.2 million in RMBS, $7.8 million in CMBS, $24.4 million in CLOs, $2.9 million in ABS, and $0.2 million in distressed corporate debt. These assets include securities denominated in British pounds as well as in euros.
During the first quarter, the effect of market volatility on U.S. CLOs continued to weigh most heavily on more recently issued CLOs. While prices of legacy CLOs also declined during the quarter—albeit to a much lesser extent—we believe that their risk/reward profile has greatly improved as the underlying securitizations have continued to de-leverage. Meanwhile, more recently issued CLOs continued to be adversely impacted by aggressive selling by large banks in advance of quarter end, as they contended with the balance sheet limitations imposed by the "Volker Rule." Within our U.S. CLO portfolio, we have historically focused on the legacy sector, where we have found opportunities in both mezzanine and equity tranches. While we have previously avoided more recently issued CLOs since we believed that they did not provide attractive risk-adjusted returns, particularly given that the underlying loans were generally originated with relaxed underwriting standards, or "covenant light" features, more recently and in light of the significant price declines, we have begun to find attractive opportunities in certain recent vintage CLO equity positions. We have focused our efforts on identifying those securities that we believe have experienced yield spread widening for liquidity reasons as opposed to fundamental reasons. During the first quarter, our U.S. CLO portfolio, net of hedges, generated a modest loss, and the size of the portfolio declined to $16.7 million as of March 31, 2016, from $21.6 million as of December 31, 2015.
We remain active in non-performing and sub-performing U.S. residential mortgage loans, or "residential NPLs." During the first quarter, widely-distributed offerings of residential NPLs totaled approximately $4.8 billion, a 20% decline compared to the first quarter of 2015. Offering volumes continue to be dominated by the U.S. Department of Housing and Urban Development, or "HUD," the Government Sponsored Enterprises, or "GSEs," and large banks. While offering volume from HUD has decreased, offering volume from the GSEs, each now a "program seller," has more than offset the impact of diminished HUD activity. The market for large residential NPL pools has remained highly concentrated, with the great majority having traded to only a handful of large players who typically securitize the NPLs that they purchase. As a result, we have continued to focus our acquisitions on smaller, less-competitively-bid, and more attractively-priced mixed legacy pools sourced from motivated sellers. Our residential NPL portfolio generated modest income during the first quarter, and we held $14.8 million in residential NPLs and related foreclosure property as of March 31, 2016, as compared to $17.0 million as of December 31, 2015. Although first quarter offering volumes of residential NPLs declined, we expect them to increase in the near term, as we believe that certain investment funds, hurt by overall credit volatility, will become motivated sellers.
During the first quarter, under flow agreements with multiple originators, we continued to add to our consumer loan portfolio, which primarily consists of unsecured loans, but also includes auto loans. Our U.S. consumer loan and ABS portfolio performed well in the first quarter, although our credit hedges in this portfolio partially offset gross income earned. We expect the contribution from our consumer loan portfolio to continue to increase as the portfolio grows. In the first quarter, in addition to purchasing loans under our existing flow agreements, we began buying loans under a flow agreement with another originator, and we continue to actively evaluate other consumer loan originators with whom we may enter into flow arrangements. We are financing most of our consumer loan portfolio through reverse repurchase agreements with a large investment bank. As of March 31, 2016, our investments in U.S. consumer loans and ABS totaled $141.0 million, as compared to $112.5 million as of December 31, 2015. Loan performance to date in our consumer loan and ABS business has been right in line with our expectations, and the growth of the business has exceeded our expectations. Over the near to medium term, and as our portfolio grows, we expect to begin financing many of our investments through the securitization market.
In the distressed corporate debt markets, performance also diverged widely between the first and second halves of the quarter. By mid-February, the distressed sector of the Credit Suisse High Yield Index was down 10.4% year-to-date, while the distressed sector of the Credit Suisse Leveraged Loan Index was down 12.5%. These large declines reversed somewhat in the second half of the quarter as oil price increases lead to a relief rally in the energy sector, which spread to a broader based rally across leveraged loans and bonds. Despite the rally, the distressed sector of the Credit Suisse High Yield Index was still down 7.1% for the full quarter, while the distressed sector of the Credit Suisse Leveraged Loan Index was down 7.8%. These declines followed the substantial 2015 declines, which had been the worst annual declines since 2008 and, prior to that, 1989. During the first quarter, we acquired a few new secured leveraged loans and selectively added to certain existing positions, but we have remained cautious and have kept our distressed book small. Given the weak backdrop, we have continued to focus on senior secured leveraged loans, and have opportunistically entered into short positions on energy related companies where we deemed it prudent. Given the historic declines in distressed debt, we believe there could be attractive opportunities in this sector in the medium term. During the first quarter, our distressed corporate debt portfolio, including credit hedges, generated a net loss. As of March 31, 2016, our net long holdings of distressed corporate debt, including related equity and the underlying value of loans acquired through total return swap contracts, totaled $63.2 million, as compared to $55.7 million as of December 31, 2015.

The pace of our non-QM loan purchases continued to accelerate in the first quarter, and we are hopeful that our investments in non-QM loans will continue to grow meaningfully over the medium to longer term. As of March 31, 2016, our non-QM mortgage loans totaled $23.6 million as compared to $9.2 million as of December 31, 2015. We also had outstanding "pipeline" commitments to purchase non-QM mortgage loans in the amount of $13.6 million as of March 31, 2016, as compared to $7.7 million as of December 31, 2015. To date, loan performance has been excellent, and the number of states where our origination partner is producing loans for us has increased according to expectations. In January 2016, we began financing our non-QM loans under a facility with a large investment bank.
Agency
Our Agency strategy generated a gross loss of $(0.2) million, or $0.00 per share, during the first quarter of 2016. As interest rates declined, we had net realized and unrealized gains on specified pools as both prices and pay-ups increased, but these were offset by net losses from our interest rate hedges and other activities.
Consistent with past quarters, as of March 31, 2016, our Agency RMBS were principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. Our Agency strategy also includes RMBS which are backed by ARMs or Hybrid ARMs, and reverse mortgages; and CMOs, including IOs, POs and IIOs. Our Agency strategy also includes interest rate hedges for our Agency RMBS, as well as certain relative value trading positions in interest rate-related and TBA-related instruments.
Yield spreads on Agency RMBS widened during the first quarter, as the declines in yields on Agency RMBS could not keep pace with the declines in yields on either interest rate swaps or U.S. Treasury securities. While pay-ups on specified pools did increase as prepayment protection became more valuable in light of lower interest rates, the increase in pay-ups was not enough to compensate for the effects of yield spread widening.
Specifically, for the quarter ended March 31, 2016, we had total net realized and unrealized gains of $10.6 million, or $0.32 per share, on our aggregate Agency RMBS portfolio, while we had total net realized and unrealized losses of $(17.0) million, or $(0.50) per share, on our interest rate hedges and other activities. Over the course of the first quarter, average pay-ups on our specified pools increased to 0.88% as of March 31, 2016 from 0.64% as of December 31, 2015. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the first quarter, we continued to use short positions in TBAs to hedge interest rate risk, and these positions generated net losses. However, TBAs underperformed specified pools during the quarter, and because we hold a net short position in TBAs, this underperformance benefited our results for the quarter. We actively traded our Agency RMBS portfolio during the first quarter in order to take advantage of volatility and to harvest modest gains. Our portfolio turnover for the quarter was 31% (as measured by sales and excluding paydowns), and we captured net realized gains of $1.3 million, excluding interest rate hedges.
As of March 31, 2016, our long Agency RMBS portfolio was $936.8 million, down slightly from $962.6 million as of December 31, 2015. The size of our Agency RMBS portfolio remains much smaller than it had been most of last year, as we had reduced the portfolio by over 21% in the fourth quarter of 2015 so as to be generally more defensively positioned in what we perceived to be a higher risk environment. Our borrowings collateralized by Agency RMBS have declined in line with our smaller Agency RMBS portfolio size, and since these borrowings comprise the majority of our total borrowings, our overall leverage has declined as well.
During the first quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of March 31, 2016, the weighted average coupon on our fixed rate specified pools was 4.04%. Our Agency RMBS portfolio also includes small allocations to Agency reverse mortgage pass-throughs, Agency ARMs and Agency IOs. We believe that there remains a heightened risk of substantial interest rate and prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our Agency RMBS portfolio using a variety of tools, including TBAs.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to our long Agency RMBS had a notional value of $342.4 million and a fair value of $368.6 million as of March 31, 2016, and a notional value of $392.9 million and a fair value of $420.0 million as of December 31, 2015. The lower our net Agency premium, the less we believe that we are exposed to market-wide increases in Agency RMBS prepayments. As of March 31, 2016 and December 31, 2015, our net Agency premium as a percentage of fair value on long

Agency RMBS holdings was approximately 4.5% and 3.4%, respectively. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 7.4% and 6.3% as of March 31, 2016 and December 31, 2015, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as, with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance based on our diluted net-asset-value-based total return, which measures the change in our diluted book value per share and assumes the reinvestment of dividends at diluted book value per share and the conversion of all convertible units into common shares at their issuance dates. Diluted net-asset-value-based total return was (3.14)% for the quarter ended March 31, 2016. Based on our diluted net-asset-value-based total return of 153.82% from our inception (August 17, 2007) through March 31, 2016, our annualized inception-to-date diluted net-asset-value-based total return was 11.40% as of March 31, 2016.
The following table summarizes our operating results for the quarter ended March 31, 2016 and the quarter ended December 31, 2015:

	Quarter Ended March 31, 2016	Per Share	% of Average Equity	Quarter Ended December 31, 2015	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income	$13,571	$0.40	1.88%	$15,459	$0.45	2.07%
Net realized gain (loss)	2,681	0.08	0.37%	1,223	0.04	0.16%
Change in net unrealized gain (loss)	(8,041)	(0.24)	(1.11)%	(10,257)	(0.30)	(1.37)%
Net interest rate hedges(1)	(2,016)	(0.06)	(0.28)%	891	0.02	0.12%
Net credit hedges and other activities(2)	(20,793)	(0.62)	(2.88)%	2,723	0.08	0.36%
Interest expense	(1,682)	(0.05)	(0.23)%	(1,459)	(0.04)	(0.20)%
Other investment related expenses	(1,627)	(0.05)	(0.23)%	(1,774)	(0.05)	(0.24)%
Total Credit profit (loss)	(17,907)	(0.54)	(2.48)%	6,806	0.20	0.90%
Agency RMBS:
Interest income	7,556	0.22	1.05%	7,974	0.23	1.07%
Net realized gain (loss)	1,252	0.04	0.17%	1,579	0.05	0.21%
Change in net unrealized gain (loss)	9,361	0.28	1.30%	(12,710)	(0.37)	(1.70)%
Net interest rate hedges and other activities(1)	(16,950)	(0.50)	(2.35)%	5,199	0.15	0.70%
Interest expense	(1,427)	(0.04)	(0.20)%	(1,391)	(0.04)	(0.19)%
Total Agency RMBS profit (loss)	(208)	—	(0.03)%	651	0.02	0.09%
Total Credit and Agency RMBS profit (loss)	(18,115)	(0.54)	(2.51)%	7,457	0.22	0.99%
Other interest income (expense), net	(15)	—	0.00%	10	—	0.00%
Other expenses	(5,056)	(0.15)	(0.70)%	(5,605)	(0.17)	(0.75)%
Net increase (decrease) in equity resulting from operations	$(23,186)	$(0.69)	(3.21)%	$1,862	$0.05	0.24%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	14			82
Net increase (decrease) in shareholders' equity resulting from operations(6)	$(23,200)	$(0.69)	(3.24)%	$1,780	$0.05	0.24%
Weighted average shares and convertible units(3) outstanding	33,746			34,001
Average equity (includes non-controlling interests)(4)	$722,402			$746,091
Weighted average shares and LTIP units outstanding(5)	33,534			33,789
Average shareholders' equity (excludes non-controlling interests)(4)	$715,845			$739,635

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity and other relative value trading strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of March 31, 2016 and December 31, 2015:
Investment Portfolio

	March 31, 2016					December 31, 2015
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential Mortgage Loans	$423,512	$254,537	$60.10	$250,451	$59.14	$450,262	$272,117	$60.44	$265,855	$59.04
Non-Agency CMBS and Commercial Mortgage Loans	168,971	88,819	52.56	95,480	56.51	169,422	98,668	58.24	103,578	61.14
ABS and Consumer Loans	167,292	166,555	99.56	168,194	100.54	150,946	149,149	98.81	150,890	99.96
Total Non-Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)	759,775	509,911	67.11	514,125	67.67	770,630	519,934	67.47	520,323	67.52
Agency RMBS:
Floating	15,487	16,316	105.35	16,265	105.02	15,777	16,615	105.31	16,610	105.29
Fixed	770,443	831,233	107.89	819,643	106.39	800,391	854,178	106.72	850,775	106.29
Reverse Mortgages	60,897	66,899	109.85	66,500	109.20	62,197	66,860	107.50	68,135	109.55
Total Agency RMBS(3)	846,827	914,448	107.99	902,408	106.56	878,365	937,653	106.75	935,520	106.51
Total Non-Agency and Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)(3)	1,606,602	1,424,359	88.66	1,416,533	88.17	1,648,995	1,457,587	88.39	1,455,843	88.29
Agency Interest Only RMBS	n/a	22,306	n/a	24,171	n/a	n/a	24,918	n/a	26,237	n/a
Non-Agency Interest Only and Principal Only MBS and Other(4)	n/a	19,368	n/a	23,352	n/a	n/a	18,966	n/a	22,768	n/a
TBAs:
Long	71,245	74,886	105.11	74,491	104.56	94,602	98,009	103.60	97,914	103.50
Short	(535,080)	(571,063)	106.72	(569,273)	106.39	(580,992)	(612,777)	105.47	(612,749)	105.47
Net Short TBAs	(463,835)	(496,177)	106.97	(494,782)	106.67	(486,390)	(514,768)	105.83	(514,835)	105.85
Long U.S. Treasury Securities	13,975	13,672	97.83	13,465	96.35	—	—	—	—	—
Short U.S. Treasury Securities	(71,327)	(72,071)	101.04	(70,785)	99.24	(90,120)	(89,489)	99.30	(89,735)	99.57
Short European Sovereign Bonds	(56,281)	(57,727)	102.57	(57,510)	102.18	(23,907)	(24,562)	102.74	(26,010)	108.80
Repurchase Agreements	127,468	127,468	100.00	126,867	99.53	105,702	105,700	100.00	105,329	99.65
Long Corporate Debt	64,811	24,552	37.88	36,285	55.99	62,530	27,028	43.22	34,786	55.63
Short Corporate Debt	(3,141)	(3,029)	96.44	(3,008)	95.77	(1,120)	(448)	39.96	(676)	60.34
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	14,988	n/a	16,063	n/a	n/a	15,926	n/a	16,251	n/a
Non-Exchange Traded Corporate Equity	n/a	9,611	n/a	10,274	n/a	n/a	6,162	n/a	6,347	n/a
Short Common Stock	n/a	(8,238)	n/a	(7,827)	n/a	n/a	(1,471)	n/a	(1,878)	n/a
Real Estate Owned	n/a	21,843	n/a	20,156	n/a	n/a	12,522	n/a	12,254	n/a
Total		$1,040,925		$1,053,254			$1,038,071		$1,046,681

(1)	Represents the dollar amount, per $100 of current principal, of the price or cost for the security.

(2)	Excludes non-Agency Interest Only and Principal Only MBS and Other.

(3)	Excludes Agency Interest Only RMBS.

(4)	Other includes equity tranches of CLOs, non-Agency residual MBS, and similar positions.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	March 31, 2016		December 31, 2015
(In thousands)	Notional Value	Fair Value	Notional Value	Fair Value
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices	$8,958	$(1,276)	$5,926	$(309)
Short CDS on RMBS and CMBS Indices	(146,886)	21,257	(95,589)	5,354
Short CDS on Individual RMBS	(11,813)	6,007	(12,176)	6,111
Net Mortgage-Related Derivatives	(149,741)	25,988	(101,839)	11,156
Long CDS referencing Corporate Bond Indices	806,441	139,784	793,824	135,752
Short CDS referencing Corporate Bond Indices	(1,315,621)	(50,612)	(1,017,121)	(45,407)
Long CDS on Corporate Bonds	3,212	(106)	—	—
Short CDS on Corporate Bonds	(13,660)	(556)	(13,370)	(673)
Purchased Put Options on CDS on Corporate Bond Indices(2)	—	—	138,000	2,050
Written Put Options on CDS on Corporate Bond Indices(3)	(51,000)	(6)	(171,750)	(720)
Written Call Options on CDS on Corporate Bond Indices(4)	(211,000)	(6,338)	(273,100)	(884)
Long Total Return Swaps on Corporate Equities(5)	21,277	—	21,670	—
Short Total Return Swaps on Corporate Equities(5)	(31,491)	(1)	(4,106)	—
Long Total Return Swaps on Corporate Debt(6)	53,019	400	45,051	(4,577)
Short Total Return Swap on Corporate Bond Indices(7)	(13,062)	(129)	—	—
Interest Rate Derivatives:
Long Interest Rate Swaps	497,180	17,298	675,207	6,976
Short Interest Rate Swaps	(899,859)	(18,462)	(1,126,600)	(1,967)
Long U.S. Treasury Note Futures(8)	16,800	2	44,000	(233)
Long Eurodollar Futures(9)	22,000	(2)	23,000	17
Short Eurodollar Futures(9)	(366,000)	(297)	(396,000)	(280)
Short U.S. Treasury Note Futures(10)	(9,100)	(72)	—	—
Purchased Payer Swaptions	162,000	(96)	—	—
Written Payer Swaptions	(49,100)	102	—	—
Purchased Straddle Swaptions	—	—	8,400	(31)
Written Straddle Swaptions	—	—	(13,100)	(125)
Interest Rate Caps	23,200	1	—	—
Purchased Call Options on U.S. Treasury Futures(11)	—	—	3,900	51
Purchased Put Options on U.S. Treasury Futures(12)	—	—	3,900	61
Total Net Interest Rate Derivatives		(1,526)		4,469
Other Derivatives:
Long Foreign Currency Forwards(13)	—	—	2,734	(13)
Short Foreign Currency Forwards(14)	(83,820)	(1,922)	(95,326)	1,138
Warrants(15)	1,554	100	1,555	150
Mortgage Loan Purchase Commitments(16)	13,570	43	7,713	(8)
Total Net Derivatives		$105,119		$102,433

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of March 31, 2016, derivative assets and derivative liabilities were $190.8 million and $85.7 million, respectively, for a net fair value of $105.1 million, as reflected in "Total Net Derivatives" above. As of December 31, 2015, derivative assets and derivative liabilities were $162.9 million and $60.5 million, respectively, for a net fair value of $102.4 million, as reflected in "Total Net Derivatives" above.

(2)	Represents the option on our part to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(3)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would receive a fixed rate and pay credit protection payments.

(4)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(5)	Notional value represents number of underlying shares times the closing price of the underlying security.

(6)	Notional value represents outstanding principal balance on underlying corporate debt.

(7)	Notional value represents notional of underlying reference index times the closing price of the underlying reference index.

(8)
Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of March 31, 2016 and December 31, 2015, a total of 84 and 343 contracts were held, respectively.

(9)	Every $1,000,000 in notional value represents one contract.

(10)	Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of March 31, 2016 a total of 91 contracts were held.

(11)	Represents the option on our part to enter into a futures contract with a counterparty; as of December 31, 2015 39 call options contracts were held.

(12)	Represents the option on our part to enter into a futures contract with a counterparty; as of December 31, 2015 39 put options contracts were held.

(13)	Notional amount represents U.S. Dollars to be paid by us at the maturity of the forward contract.

(14)	Notional amount represents U.S. Dollars to be received by us at the maturity of the forward contract.

(15)	Notional amount represents number of warrants.

(16)	Notional amount represents principal balance of mortgage loan purchase commitments. Actual loan purchases are contingent upon successful loan closings in accordance with agreed-upon parameters.
Our net short positions in RMBS and CMBS indices reference underlying exposures in several vintage years, including 2005-2008 and 2012. Net long and net short total return swaps on corporate equities are principally comprised of long and short equity positions in certain publicly traded REITs. The mix and composition of our derivative instruments may vary from period to period.
The following table summarizes, as of March 31, 2016, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$97	$(104)
Agency RMBS - Fixed Pools and IOs	10,810	(15,835)
TBAs	(4,131)	7,527
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	2,921	(2,761)
Interest Rate Swaps	(7,017)	6,773
Options on Interest Rate Swaps and Futures	(4)	20
U.S. Treasury Securities	(1,854)	1,780
Eurodollar and U.S. Treasury Futures	(526)	521
Mortgage-Related Derivatives	(21)	(11)
Corporate Securities and Derivatives on Corporate Securities	(8)	(722)
Repurchase Agreements and Reverse Repurchase Agreements	(573)	558
	$(306)	$(2,254)

(1)
Based on the market environment as of March 31, 2016. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity
By Collateral Type

	As of March 31, 2016	For the Quarter Ended March 31, 2016		As of December 31, 2015	For the Quarter Ended December 31, 2015
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Credit	$264,880	$265,510	2.52%	$240,869	$231,259	2.50%
Agency RMBS	893,758	896,475	0.64%	933,320	1,077,612	0.51%
Total Excluding U.S. Treasury Securities	1,158,638	1,161,985	1.07%	1,174,189	1,308,871	0.86%
U.S. Treasury Securities	13,664	20,397	0.20%	—	26,489	0.11%
Total	$1,172,302	$1,182,382	1.06%	$1,174,189	$1,335,360	0.85%
Leverage Ratio (1)	1.69:1			1.59:1
Leverage Ratio Excluding U.S. Treasury Securities (1)	1.67:1			1.59:1

(1)	The leverage ratio does not account for liabilities other than debt financings. Our debt financings consist of reverse repurchase agreements ("reverse repos") and securitized debt.
During the early part of the first quarter, repo borrowing rates generally trended higher across maturities. While the repo market has remained liquid, widening asset spreads and constrained lender balance sheets have put upward pressure on the cost of repo. Also possibly adding upward pressure to repo rates was the Federal Housing Finance Agency's decision to proceed with its ban of captive insurance company memberships in the Federal Home Loan Bank System, or "FHLB," forcing many of the current member companies to find alternative financing. However, in the latter part of the first quarter, and following the Federal Reserve's toned down stance on its likely pace of future interest rate increases, repo rates declined slightly.
From time to time we may have outstanding reverse repo on our positions in long U.S. Treasury securities. As of March 31, 2016 we had $13.7 million of outstanding borrowing related to long U.S. Treasury securities. As of December 31, 2015 we had no outstanding repo on U.S. Treasury positions, although during the three month period ended December 31, 2015 we had such repo. Our leverage ratio, excluding U.S. Treasury securities, increased to 1.67:1 as of March 31, 2016, as compared to 1.59:1 as of December 31, 2015. The increase in our leverage ratio was primarily the result of our smaller capital base at March 31, 2016. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
Reverse Repurchase Agreements By Remaining Maturity (1)

(In thousands)	As of March 31, 2016		As of December 31, 2015
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$453,151	39.4%	$309,951	26.4%
31-60 Days	339,016	29.5%	229,563	19.6%
61-90 Days	207,773	18.1%	321,723	27.4%
91-120 Days	2,478	0.2%	193,962	16.5%
151-180 Days	38,986	3.4%	25,699	2.2%
181-360 Days	61,114	5.3%	23,877	2.0%
> 360 Days	46,546	4.1%	69,414	5.9%
	$1,149,064	100.0%	$1,174,189	100.0%

(1)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(2)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The majority of our borrowed funds are in the form of reverse repos. The weighted average remaining term on our reverse repos as of March 31, 2016 decreased to 79 days from 100 days as of December 31, 2015. In addition to borrowings under reverse repos, as of March 31, 2016 we had outstanding securitized debt of $23.2 million related to certain of our commercial mortgage loans and REO; this debt amortizes until its maturity in March 2018.
Our borrowings outstanding under reverse repos were with a total of eighteen counterparties as of March 31, 2016. As of March 31, 2016, we held liquid assets in the form of cash and cash equivalents in the amount of $142.1 million.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, over average equity, was 2.8% for the quarter ended March 31, 2016 as compared to 3.0% for the quarter ended December 31, 2015. We did not incur incentive fee expense for either the fourth quarter 2015 or the first quarter of 2016.
Dividends
On May 2, 2016, our Board of Directors declared a dividend of $0.50 per share for the first quarter of 2016, payable on June 15, 2016 to shareholders of record on June 1, 2016. We expect to continue to recommend quarterly dividends of $0.50 per share until conditions warrant otherwise. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 3, 2015, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.7 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations.
During the three month period ended March 31, 2016, we repurchased 163,033 shares at an average price per share of $17.38 and a total cost of $2.8 million. Following March 31, 2016 and through May 2, 2016 we repurchased an additional 136,552 shares at an average price per share of $17.21 and a total cost of $2.4 million. In addition to making discretionary repurchases during our open trading windows, we also entered into a 10b5-1 plan to maximize the number of trading days available to implement these repurchases.
Through May 2, 2016, we have repurchased 625,198 shares under the current share repurchase program, for an aggregate cost of $10.8 million.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related assets, including residential mortgage-backed securities, residential mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, real property, and mortgage-related derivatives. The Company also invests in corporate debt and equity securities, collateralized loan obligations, consumer loans and asset-backed securities backed by consumer and commercial assets, non-mortgage-related derivatives, and other financial assets, including private debt and equity investments in mortgage-related entities. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, May 6, 2016, to discuss our financial results for the quarter ended March 31, 2016. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 92434364. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, May 6, 2016, at approximately 2 p.m. Eastern Time through Friday, May 13, 2016 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 92434364. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 11, 2016 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended
(In thousands, except per share amounts)	March 31, 2016	December 31, 2015
Investment income
Interest income	$20,427	$23,091
Other income	1,668	932
Total investment income	22,095	24,023
Expenses
Base management fee	2,611	2,772
Interest expense	3,468	3,186
Other investment related expenses	1,749	1,774
Other operating expenses	2,445	2,835
Total expenses	10,273	10,567
Net investment income	11,822	13,456
Net realized gain (loss) on:
Investments	(1,974)	2,129
Financial derivatives, excluding currency forwards	(10,054)	(1,512)
Financial derivatives—currency forwards	(332)	2,847
Foreign currency transactions	420	(1,981)
	(11,940)	1,483
Change in net unrealized gain (loss) on:
Investments	(4,402)	(16,914)
Financial derivatives, excluding currency forwards	(18,838)	4,552
Financial derivatives—currency forwards	(3,047)	291
Foreign currency translation	3,219	(1,006)
	(23,068)	(13,077)
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	(35,008)	(11,594)
Net increase (decrease) in equity resulting from operations	(23,186)	1,862
Less: Increase in equity resulting from operations attributable to non-controlling interests	14	82
Net increase (decrease) in shareholders' equity resulting from operations	$(23,200)	$1,780
Net increase (decrease) in shareholders' equity resulting from operations per share:
Basic and diluted	$(0.69)	$0.05
Weighted average shares and LTIP units outstanding	33,534	33,789
Weighted average shares and convertible units outstanding	33,746	34,001

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	March 31, 2016	December 31, 2015(1)
ASSETS
Cash and cash equivalents	$142,082	$183,909
Restricted cash	4,485	4,857
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,634,790 and $1,672,400)	1,625,585	1,661,118
Financial derivatives–assets, at fair value (Net cost – $182,182 and $163,943)	190,798	162,905
Repurchase agreements (Cost – $126,867 and $105,329)	127,468	105,700
Total Investments, financial derivatives, and repurchase agreements	1,943,851	1,929,723
Due from brokers	184,973	141,605
Receivable for securities sold and financial derivatives	606,551	705,748
Interest and principal receivable	18,289	20,444
Other assets	2,664	5,269
Total assets	$2,902,895	$2,991,555
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $708,403 and $731,048)	$712,128	$728,747
Financial derivatives–liabilities, at fair value (Net proceeds – $51,443 and $56,200)	85,679	60,472
Total investments and financial derivatives	797,807	789,219
Reverse repurchase agreements	1,149,064	1,174,189
Due to brokers	124,940	114,797
Payable for securities purchased and financial derivatives	103,376	165,365
Securitized debt (Proceeds – $23,238 and $0)	23,238	—
Accounts payable and accrued expenses	3,771	3,626
Base management fee payable	2,611	2,773
Interest and dividends payable	2,549	1,806
Other liabilities	617	828
Total liabilities	2,207,973	2,252,603
EQUITY	694,922	738,952
TOTAL LIABILITIES AND EQUITY	$2,902,895	$2,991,555
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(32,962,979 and 33,126,012 shares issued and outstanding)	$679,557	$722,360
Additional paid-in capital–LTIP units	9,787	9,689
Total Shareholders' Equity	689,344	732,049
Non-controlling interests	5,578	6,903
Total Equity	$694,922	$738,952
PER SHARE INFORMATION:
Common shares, no par value	$20.91	$22.10
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$20.63	$21.80

(1)	Derived from audited financial statements as of December 31, 2015.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.